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                                                                   EXHIBIT 10.26



                         DSC COMMUNICATIONS CORPORATION

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
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                         DSC COMMUNICATIONS CORPORATION

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                               Table of Contents

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ARTICLE 1        Introduction                                                                                  2

1.1      Purpose of the Plan, Effective Date                                                                   2
1.2      Plan Administrator, Plan Year                                                                         2
1.3      The Employers                                                                                         2
1.4      Supplements                                                                                           2

ARTICLE 2        Plan Participants                                                                             3

2.1      Participation                                                                                         3
2.2      Notice of Participation                                                                               3
2.3      Cessation of Participation                                                                            3

ARTICLE 3        Retirement Dates, Employment Termination Date                                                 3

3.1      Normal Retirement Date                                                                                3
3.2      Deferred Retirement Date                                                                              4
3.3      Early Retirement Date                                                                                 4
3.4      Disability Retirement Date                                                                            4
3.5      Retirement Date                                                                                       4
3.6      Employment Termination Date                                                                           4

ARTICLE 4        Service, Earnings                                                                             4

4.1      General                                                                                               4
4.2      Benefit Service                                                                                       4
4.3      Leave of Absence                                                                                      5
4.4      Earnings                                                                                              5
4.5      Highest Average Annual Earnings                                                                       5
4.6      Determination of Bases of Benefits                                                                    6


ARTICLE 5        Retirement Income                                                                             6



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5.1      Normal or Deferred Retirement                                                                         6
5.2      Early Retirement                                                                                      6
5.3      Disability Retirement                                                                                 7
5.4      Form of Payment                                                                                       7
5.5      Annuity Commencement Date                                                                             7

ARTICLE 6        Deferred Vested Benefits; Death Before
                 Retirement or Termination                                                                     8

6.1      Deferred Vested Benefit                                                                               8
6.2      Death Before Retirement                                                                               9

ARTICLE 7        Payment of Retirement Income and Other Benefits                                               9

7.1      Normal Form of Payment of Benefits                                                                    9
7.2      Optional Forms of Payment of Benefits                                                                 9
7.3      Rules as to Election and Discontinuance of Optional Forms of Payment of Benefits                      10
7.4      Payment of Small Amounts                                                                              11
7.5      Missing Persons                                                                                       11

ARTICLE 8        Forfeitures                                                                                   11

8.1      Termination for Just Cause                                                                            11
8.2      Restrictive Covenants                                                                                 12
8.3      Loan Offset                                                                                           15

ARTICLE 9        Reemployment                                                                                  15

9.1      Rehired Participant                                                                                   15
9.2      Redetermination of Benefits                                                                           15

ARTICLE 10       General Provisions                                                                            16

10.1     Notices                                                                                               16
10.2     Nonalienation of Plan Benefits                                                                        16
10.3     Payment with Respect to Incapacitated Persons                                                         16
10.4     No Employment or Benefit Guaranty                                                                     16
10.5     Litigation                                                                                            16

10.6     Actuarial Equivalent                                                                                  17
10.7     Evidence                                                                                              17
10.8     Gender and Number                                                                                     17
10.9     Waiver of Notice                                                                                      17
10.10    Applicable Law                                                                                        17
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10.11    Severability                                                                                          17
10.12    Withholding for Taxes                                                                                 17
10.13    Successors                                                                                            17
10.14    Effect on Other Employee Benefit Plans                                                                17
10.15    Gross-Up Payments                                                                                     18

ARTICLE 11       Relating to Plan Administration                                                               18

11.1     Plan Administrator's Duties                                                                           18
11.2     Action by Plan Administrator                                                                          19
11.3     Information Required for Plan Administration                                                          19
11.4     Decision of Plan Administrator Final                                                                  20
11.5     Review of Benefit Determinations                                                                      20
11.6     Interested Plan Administrator                                                                         20
11.7     Indemnification                                                                                       20

ARTICLE 12       No Funding of Plan Benefits                                                                   21

ARTICLE 13       Relating to the Employers                                                                     21

13.1     Action by Employers                                                                                   21
13.2     Additional Employers                                                                                  21

ARTICLE 14       Amendment and Termination                                                                     22

14.1     Amendment                                                                                             22
14.2     Termination                                                                                           22
14.3     Vesting on Termination                                                                                23

                         DSC COMMUNICATIONS CORPORATION

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                   ARTICLE 1

                                  Introduction

                 1.1 Purpose of the Plan, Effective Date. DSC Communications Corporation Supplemental Executive Retirement Plan (the "plan") has been established effective as of July 1, 1997 (the "effective date") by DSC Communications Corporation (the "company") to provide retirement and other benefits for certain eligible employees in consideration for each such eligible employee's agreement to be bound by the restrictive covenants contained in section 8.2 hereof.  In consideration for the employers' (as defined in section
1.3 below) maintaining this plan for the benefit of the participant and paying benefits hereunder, the participant agrees to be bound by the restrictive covenants contained in section 8.2 and further agrees that such restrictive covenants are reasonable, necessary and enforceable. The plan is intended to be a plan that is unfunded and that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

                 1.2 Plan Administrator, Plan Year. The plan is administered by the Executive Plan Committee of the company. The plan is administered on the basis of a plan year (the "plan year") which for the initial plan year is the short plan year beginning on the effective date and ending on December 31, 1997 and thereafter is the twelve-month period beginning each year on January 1 and ending on the next following December 31. Article 11 describes certain specific powers, duties and responsibilities of the plan administrator with respect to the administration of the plan.

                 1.3 The Employers. With the consent of the company, the plan may be adopted in accordance with the provisions of section 13.2 by any subsidiary of the company for the benefit of its eligible employees. For this purpose, a "subsidiary" means any corporation more than 50 percent of the voting stock of which is directly or indirectly owned by the company. The company and its subsidiaries that adopt the plan are referred to herein collectively as the "employers" and individually as an "employer." The term "DSC Companies" includes the employers and all subsidiaries that have not adopted the plan (and each such corporation is sometimes referred to herein individually as a "DSC Company").

                 1.4 Supplements. From time to time supplements may by amendment be attached to and form a part of this plan. Such supplements may modify or supplement the provisions of the plan as they apply to particular groups of employees or groups of participants, shall specify the persons affected by such supplements and shall supersede the other provisions of the plan to the extent necessary to eliminate inconsistencies between the plan provisions and the provisions of such supplements.





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                                   ARTICLE 2

                               Plan Participants

                 2.1 Participation. As of the effective date and each January 1 thereafter, the Nominating Committee of the company may recommend to the plan administrator and the plan administrator may select eligible employees of the employers to accrue benefits under the plan and thereby to become participants in the plan. "Eligible employees" means those employees who are management or highly compensated employees. The Nominating Committee and the plan administrator shall consider such factors as they consider pertinent in recommending for selection and in selecting eligible employees to participate in the plan.

                 2.2 Notice of Participation. Each employee will be notified of the date he becomes a plan participant.

                 2.3      Cessation of Participation.

                 (a) Subject to Article 9, an employee of an employer who becomes a participant in the plan in accordance with section 2.1 above shall cease to participate in the plan on his employment termination date (as defined in section 3.6) provided he has no vested interest in a plan benefit on such date or on any date that his vested accrued benefit is distributed in a lump sum payment.

                 (b) It is the intent of the company that the plan be exempt from Parts 2, 3, and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as an unfunded plan that is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management of highly compensated employees (the "ERISA exemption"). Notwithstanding anything to the contrary in this Article 2 or in any other provision of the plan, the plan administrator may in its sole discretion exclude any one or more employees from eligibility to participate or from participation in the plan, may exclude any participant from continued participation in the plan, and may take any further action it considers necessary or appropriate if the plan administrator reasonably determines in good faith that such exclusion or further action is necessary in order for the plan to qualify for, or to continue to qualify for, the ERISA exemption.


                                   ARTICLE 3

                 Retirement Dates, Employment Termination Date

                 3.1 Normal Retirement Date. A participant's "normal retirement date" will be the first day of the calendar month next following the month in which he attains age 65 years ("normal retirement age").





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                 3.2      Deferred Retirement Date.  A participant's "deferred
retirement date" will be the first day of the calendar month next following the date of his retirement from the employ of all of the DSC Companies after his normal retirement date.

                 3.3 Early Retirement Date. A participant's "early retirement date" will be the first day of the calendar month next following the date of his retirement from the employ of all of the DSC Companies before his normal retirement date but after (i) he has attained age 55 and (ii) the sum of his years of benefit service and attained age equals 70 or more.

                 3.4 Disability Retirement Date. A participant's "disability retirement date" will be the first day of the calendar month next following the date of his retirement from the employ of all of the DSC Companies before his normal and early retirement dates and after he has both incurred a disability and completed five years of benefit service. For purposes of the plan, a participant will be considered to have incurred a disability if he qualifies for and is or will be receiving benefits under his employer's long term disability income plan. For the purpose of determining the duration of a participant's disability, the plan administrator from time to time may require that a participant qualifies for and is receiving disability benefits under a long-term disability income plan maintained by the DSC Companies.

                 3.5 Retirement Date. Reference to the "retirement date" of a participant who retires under the plan means his normal retirement date, if his retirement occurs on that date, but otherwise means his deferred retirement date, his early retirement date or his disability retirement date, whichever applies in his case.

                 3.6 Employment Termination Date. Reference to the "employment termination date" of a participant whose employment with all of the DSC Companies terminates before he qualifies for retirement on a retirement date means the date his employment with all of the DSC Companies is terminated.


                                   ARTICLE 4

                               Service, Earnings

                 4.1 General. A participant's eligibility for, and amount of, benefits payable under the plan will be based on his benefit service and highest average annual earnings, as determined in accordance with the following provisions of this Article 4, Article 9 and any applicable supplement to this plan.

                 4.2      Benefit Service.  Subject to the provisions of
Article 9, a participant's "benefit service" means the total of the period or periods of benefit service granted to him. Each participant shall be granted one- twelfth of a year of benefit service for each full or partial calendar month of his employment by the employers commencing with his date of hire and ending with his date of termination of employment or retirement as an employee of an employer. Determinations of benefit service shall be subject to the following:





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                 (a)      If a participant had a period or periods of
employment with a DSC Company that has not adopted the plan such period or periods of employment with such DSC Company will be disregarded in determining his benefit service unless and to the extent specified otherwise by the company.

                 (b) A period of concurrent employment with two or more employers will be considered as employment with only one of them during that period.

                 (c) Unless otherwise specified by the company, an employee's employment with a predecessor company will be disregarded in determining his benefit service if the employee is transferred to employment with an employer or the predecessor company becomes an employer and if the employee becomes a participant. A "predecessor company" means any corporation or other entity the stock, assets or business of which was acquired by an employer after the effective date, whether by merger, consolidation, purchase of assets or otherwise, and any predecessor thereto designated by the company.

                 (d) Separate periods of an employee's employment with an employer shall be aggregated for purposes of determining his benefit service.

                 (e) A leave of absence (as defined in section 4.3) will not interrupt continuity of employment for purposes of the plan.

                 4.3 Leave of Absence. A "leave of absence" as used in the plan means:

                 (a) A leave of absence required by law or granted by an employer on account of service in military or governmental branches described in any applicable statute granting reemployment rights to employees who enter such branches, or any other military or governmental branch designated by the company.

                 (b) Any other absence from active employment with a DSC Company that is approved and not treated by it as a termination of employment.

                 4.4 Earnings. For purposes of the plan, a participant's "earnings" for a calendar year means his base salary for such calendar year plus the greater of (i)Ethe bonuses paid to him during such calendar year (but excluding any award under the DSC Long-Term Incentive Plan) or (ii)Ethe commissions paid to him during such calendar year; provided such amounts are paid to him for services rendered to the employers as an employee; and provided further such amounts shall include any portion that is not includible in taxable income because of a deferral election under this or any other plan, program or arrangement maintained or contributed to by an employer. Earnings shall not include any award paid under the DSC Long-Term Incentive Plan or any portion of any such award deferred under any other plan, program or arrangement maintained or contributed to by an employer.

                 4.5 Highest Average Annual Earnings. The "highest average annual earnings" of a participant shall be the average annual earnings paid to the participant during the





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three calendar years for which his earnings were highest during his period of employment as an employee of an employer. Such average shall be computed by dividing the total of the participant's earnings for such three calendar years by the number of years in such three calendar years for which he had earnings; provided if such three calendar years includes a period of the participant's disability (as defined in section 3.4 above) and the participant is eligible to retire on a disability retirement date, the participant's earnings for such period of disability shall be considered to be the earnings the participant would have received for such period had he worked his normal work schedule (as in effect immediately preceding his disability) during such period, received base salary therefore at the rate of his base salary in effect immediately preceding the period of his disability and terminated employment on the earlier of his annuity commencement date (as defined in section 5.5) or his disability recovery date (as defined in section 5.3).

                 4.6 Determination of Bases of Benefits. A participant's benefit service, earnings, highest average annual earnings, and any other factor relating to benefits payable to him under the plan shall be determined by the plan administrator pursuant to the foregoing provisions of this Article 4, Article 9 and any supplement to the plan on the basis of the records of the employers and on the basis of reasonable estimates where such records are not sufficient to provide all required data and information.


                                   ARTICLE 5

                               Retirement Income

                 5.1 Normal or Deferred Retirement. Subject to the conditions and limitations of the plan, if a participant retires on his normal retirement date or a deferred retirement date he will be entitled to a monthly retirement income for life or for a period of ten years, whichever is longer, commencing on (or as soon as reasonably practicable after) his retirement date, and each payment of such monthly retirement income shall be in an amount equal to one-twelfth of sixty percent of his highest average annual earnings multiplied by a fraction, the numerator of which is his number of full and fractional years of benefit service (not in excess of fifteen years) and the denominator of which is fifteen. A participant must give the plan administrator at least 60 days advance written notice of his retirement date in order to have his benefit commencement processed timely.

                 5.2 Early Retirement. Subject to the conditions and limitations of the plan, if a participant retires on an early retirement date he will be entitled to a monthly retirement income for life or for a period of ten years, whichever is longer, commencing on (or as soon as reasonably practicable after) his retirement date. A participant must give the plan administrator at least 60 days advance written notice of his retirement date in order to have his benefit commencement processed timely. The amount of his monthly retirement income will be computed in accordance with the benefit formula in section 5.1 (as in effect as of his early retirement date) based upon his highest average annual earnings and benefit service as at his early retirement date and further reduced by one-quarter of one percent for each month that the





                                     - 6 -
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date of commencement precedes the first day of the calendar month next following the date on which he would attain age 65.

                 5.3      Disability Retirement.

                 (a) Subject to the conditions and limitations of the plan, if a participant retires on a disability retirement date, he will be entitled to a monthly retirement income for life or a ten-year certain period, whichever is longer, commencing on the first day of the month next following his attainment of age 65. The amount of his monthly retirement income will be computed in accordance with the benefit formula in section 5.1 (as in effect as of his disability retirement date) based upon his highest average annual earnings as at his annuity commencement date (as defined in section 5.5) and based on the benefit service he would have had if he had continued as an active employee until his annuity commencement date.

                 (b) If the participant recovers from his disability prior to his attainment of age 65, unless he is then reemployed by the DSC Companies, he shall be deemed to have terminated employment with the DSC Companies on the date he recovered from his disability (his "disability recovery date"). The amount of his monthly benefit will be computed in accordance with the benefit formula in section 5.1 (as in effect as of his disability recovery date) based upon his highest average annual earnings as at his disability recovery date and based on the benefit service he would have had if he had continued as an active employee until his disability recovery date. If the participant is eligible to retire on an early retirement date based on his attained age and the years of benefit service credited to him in accordance with the preceding sentence, then he will be considered to have retired on an early retirement date and his monthly benefit will be payable for life or for a period of ten years, whichever is longer, commencing on the first day of the month next following his disability recovery date but subject to the further reduction described in section 5.2 for early commencement prior to attainment of age 65. If the participant is not eligible to retire on an early retirement date, then he will be considered to have terminated employment and, unless the participant is eligible for a deferred vested benefit under section 6.1 below, he will not be eligible for any benefit under the plan.

                 5.4 Form of Payment. If a participant becomes entitled to receive a retirement income benefit under the foregoing provisions of this
Article 5, payment of such benefit shall be made in accordance with, and subject to, the applicable provisions of Article 7.

                 5.5 Annuity Commencement Date. A participant's "annuity commencement date" means the date as of which the initial payment of the retirement income to which he is entitled under the plan is payable.


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                                   ARTICLE 6

                           Deferred Vested Benefits;
                     Death Before Retirement or Termination


                 6.1 Deferred Vested Benefit. Subject to the conditions and limitations of the plan, if within twenty-four months after a "change of control" of the company occurs the participant's employment with all of the DSC Companies is terminated by the company without "just cause" (as defined in section 8.1 below) or the participant quits or resigns from the employ of all of the DSC Companies for "good reason" (as defined below), the participant will be eligible to receive a deferred vested benefit. The deferred vested benefit will be the lump sum actuarial equivalent of a monthly retirement income payable to the participant commencing on the first day of the calendar month next following the month in which he attains age 65 and continuing for life, computed in accordance with the benefit formula in section 5.1 (as in effect as of his employment termination date) based upon his highest average annual earnings and benefit service as at his employment termination date. The lump sum actuarial equivalent shall be computed using a 7-1/2 percent interest rate and the mortality tables adopted by the plan administrator for this purpose. The deferred vested benefit will be payable to the participant as soon as reasonably practicable after his termination of employment and in any event will be paid by the first anniversary of his employment termination date. A "change of control" shall be deemed to have occurred if (a)Ethere shall be consummated (i)Eany consolidation or merger of the company in which the company is not the continuing or surviving corporation, or pursuant to which shares of common stock of the company, par value $.01 per share ("common stock"), would be converted into cash, securities, or other property other than a merger of the company in which the holders of the company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii)Eany sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company, or
(b)Ethe stockholders of the company shall approve any plan or proposal for the liquidation or dissolution of the company, or (c)Eany person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the trustee of any employee benefit plan sponsored by the company) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent or more of the company's outstanding common stock, or (d)Eduring any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period. "Good reason" means (i) demotion (i.e., reassignment to a position of materially lesser rank or status), (ii)Ereduction in annual base salary, (iii) reduction in benefits (unless such reduction is made uniformly in a plan of general application to all of the company's substantially similar employees), or (iv) reassignment to a location that is more than 50 miles from the participant's then current location without his consent. Notwithstanding anything to the contrary in the first sentence of this section 6.1, a participant will not be eligible for a deferred vested benefit under this section 6.1 if his employment with all of the DSC Companies terminates due to his death or after he qualifies for retirement on a retirement date (as defined in section 3.5 above) under the plan.





                                     - 8 -
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                 6.2      Death Before Retirement.  If a participant's
employment with all of the DSC Companies terminates due to his death or after he qualifies for retirement on a retirement date but prior to his annuity commencement date (as defined in section 5.5), his designated beneficiary will be eligible to receive a pre-retirement death benefit. The pre-retirement death benefit will be the lump sum actuarial equivalent of a monthly retirement income payable to the participant for a period of ten years commencing on the first day of the month next following the later of the participant's 65th birthday (assuming he had survived until then) or his death and computed in accordance with the benefit formula in section 5.1 (as in effect as of the participant's death) based upon his highest average annual earnings and benefit service as at his death. If the participant dies after he qualifies for retirement on a disability retirement date, the pre-retirement death benefit payable to the participant's designated beneficiary will be based upon the benefit service the participant would have had if he had continued as an active employee until his death and his highest average annual earnings as determined under section 4.5 above, including the earnings he is deemed to have received during his period of disability. The pre-retirement death benefit will be payable to the participant's designated beneficiary as soon as reasonably practicable after the participant's death. To the extent required by applicable law, a participant's designation of a beneficiary other than his spouse will not be given effect unless the spouse of the participant consents in writing to such designation on a form acceptable to the plan administrator. If a participant fails to designate a beneficiary before his death, or if the beneficiary designated by a participant dies before the date of the participant's death or before payment of the pre-retirement death benefit, the pre-retirement death benefit will be paid to the participant's surviving spouse, if any, and otherwise to his estate.





                                   ARTICLE 7

                Payment of Retirement Income and Other Benefits

                 7.1 Normal Form of Payment of Benefits. Except as otherwise specifically provided, payment of participants' monthly retirement income benefits under Article 5 shall be made to them, and payment of monthly benefits shall be made to their beneficiaries, if eligible for such benefits, by the employers in the form of a monthly benefit payable to the participant during his lifetime and, if the participant dies within a period of ten years from his annuity commencement date, a continuing monthly payment of the same amount to a person or persons designated by the participant for the balance of such ten year period.

                 7.2 Optional Forms of Payment of Benefits. In lieu of the normal form and amount of monthly benefit specified in section 7.1, and subject to the provisions of section 7.3, a participant may elect a retirement income of actuarially equivalent value in one of the following forms:





                                     - 9 -
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                 (a)      Joint and Survivor Form.  A smaller monthly benefit
payable to the participant during his lifetime and, if another person he had designated is living at the time of his death, payment of the same amount, 75 percent or 50 percent of that amount to such other person as long as such other person lives.

                 (b) Life Annuity Form. A larger monthly benefit payable to the participant during his lifetime and no benefit payable on or after his death.

                 7.3 Rules as to Election and Discontinuance of Optional Forms of Payment of Benefits. A participant's election of an optional form of benefit specified in section 7.2 shall be subject to the following rules, to the extent appropriate:

                 (a) An election must be in writing, signed by the participant and approved by the plan administrator. To the extent required by applicable law, the participant's election will not be given effect unless the spouse of the participant consents in writing to such election on a form acceptable to the plan administrator.

                 (b) A participant may make an election of an optional form of benefit at any time up to twelve months prior to his retirement date.

                 (c) A participant who has elected an optional form of benefit may revoke it at any time up to twelve months prior to his annuity commencement date by filing a written revocation with the plan administrator; his benefits will then be paid in the normal form unless he timely elects another optional form of benefit in accordance with paragraph (b) above. With the consent of the plan administrator, a participant who has elected an option may change it at any time up to twelve months prior to his retirement date. A revocation or change of an option may be made without the consent of the person the participant had designated in the option as his beneficiary. However, to the extent required by applicable law, the participant's revocation or change of an option will not be given effect unless the spouse of the participant consents in writing to such revocation or change on a form acceptable to the plan administrator.

                 (d) If a participant who had elected an optional form of benefit dies before his annuity commencement date, such option automatically will be cancelled and no benefits will be paid to any person under such option.

                 (e) If the person designated by a participant in his election of an option under subsection 7.2(a) dies before the participant's annuity commencement date, the option automatically will be cancelled and the participant's monthly benefit will be paid to him in the normal form unless a new election can be and is made by the participant pursuant to the foregoing provisions of this section.

                 (f) If after a participant has commenced receiving monthly benefits under section 7.1, but prior to the participant's death, the person or persons designated by the participant under that section die, the option shall remain in effect and, unless the participant





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designates another person to receive any benefits payable under that option after his death, such benefits shall be payable to his surviving spouse, if any, and otherwise to his estate.

                 (g) If after a participant has commenced receiving monthly benefits under subsection 7.2(a), but prior to the participant's death, the person or persons designated by the participant under that subsection die, the option shall remain in effect and no benefits will be paid to any person after the participant's death.

                 (h) Any election of an optional form that cannot be given effect because it does not satisfy the conditions of this section 7.3 will be null and void and of no effect.

                 7.4 Payment of Small Amounts. If the lump sum actuarially equivalent value of the monthly retirement income payable to any participant under the plan is less than $3,500, then payment of such amount shall be made in a lump sum on the participant's annuity commencement date. In addition, the purchase for a participant or beneficiary and distribution to that person of an annuity contract or annuity certificate to provide his benefits shall constitute the complete payment of that person's benefits under the plan.

                 7.5 Missing Persons. Each participant and each other person entitled to benefits under the plan must file with the plan administrator from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a participant or a person entitled to benefits at his last post office address as shown on the employers' records will be binding on the participant and any person entitled to benefits for all purposes of the plan. None of the employers or the plan administrator are required to search for or locate any participant or other person entitled to benefits under the plan.


                                   ARTICLE 8

                                  Forfeitures

                 8.1 Termination for Just Cause. Notwithstanding any other provision of the plan, a participant shall forfeit all right and entitlement to any benefit under the plan, and the employers shall not be obligated to make or continue to make any payment of any plan benefit to or on behalf of such participant, if the participant's employment with a DSC Company is terminated for "just cause" (or if the participant quits or resigns from a DSC Company before such termination for "just cause" can occur). For purposes of this Article 8, "just cause" means any of the following, as determined by the plan administrator: (i)Egross negligence or willful misconduct by the participant in the performance of the participant's duties for a DSC Company,
(ii)Efraud, embezzlement, misappropriation or other material dishonesty against or with respect to any DSC Company or any conviction or admission of a felony or other offense involving dishonesty, fraud or moral turpitude, (iii)Ethe participant's willful, knowing or reckless unauthorized dissemination of "proprietary information" (as defined in section 8.2 below), (iv)Eany other breach by the participant of the restrictive covenants contained in section 8.2 or any other material breach by the participant of any other agreement relating to employment with a DSC Company to which the participant is a party or bound, (v)Ethe participant's material failure to perform or the participant's refusal to perform his duties for any DSC Company, or such duties as are reasonably requested by an immediate supervisor or the Board of Directors of a DSC Company and which are commensurate with his position,
(vi)Eparticipant conduct that has brought or could reasonably bring any DSC Company into substantial public disgrace or disrepute or (vii)Eviolation by the participant of any policy of the DSC Company that then employs him.

                 8.2      Restrictive Covenants.

                 (a)      The participant acknowledges and agrees that
(i)Ethrough his continuing services to the DSC Companies, he will learn valuable trade secrets and other proprietary information relating to the business of the DSC Companies, (ii)Ethe participant's services to the DSC Companies are unique in nature, and (iii)Ethe DSC Companies would be irreparably damaged if the participant were to provide services to any person or entity in violation of the restrictions contained in this section 8.2 Accordingly, in consideration for the employers' maintaining this plan for the benefit of the participant and paying benefits hereunder, the participant agrees that at all times during which the participant is employed by a DSC Company and for the period following termination of the participant's employment that the participant is entitled to receive or is receiving a monthly retirement income or deferred vested benefit hereunder, the participant shall not, directly or indirectly, without the written consent of the company:

                 (i) anywhere in the United States or any other location where a DSC Company is doing business (or planning to do business in the reasonably near future), engage or participate in, as an employee, owner, partner, shareholder, officer, director, member, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise, or permit his name to be used by or render services of any type for, any "competitor(s)" (as herein defined); provided, however, that nothing in this section 8.2 shall prevent the participant from acquiring or owning, as a passive investment, up to five percent of the outstanding securities of a competitor which are publicly traded in any recognized national securities market;

                 (ii) take any action which could reasonably be expected to divert from a DSC Company any opportunity which would be within the scope of such DSC Company's business;

                 (iii) directly or indirectly, solicit or attempt to solicit any person or entity who is or has been (A)Ea customer of a DSC Company at any time within two years prior to the date of termination of the participant's employment to purchase any product or service which may be provided by a DSC Company or
                 (B)Ea customer, supplier, licensor, licensee or other business relation of a DSC Company conducting business with a DSC Company at any time within two years prior to the date of termination of participant's employment to cease doing business with the DSC Company; or

                 (iv) solicit any officers, employees, representatives or agents of a DSC Company to terminate their association with the DSC Company.

         As used herein, "competitor(s)" means any entity in the business of telecommunication switches, access or transport products, or which otherwise reasonably and logically competes with the business of the DSC Companies as conducted at the time of enforcement of this section
         8.2 (if such enforcement occurs prior to the termination of the participant's employment) or at the time of the termination of the participant's employment (if enforcement of this section 8.2 occurs at or following such time) or under development at either such time, as the case may be, and expected to be introduced or undertaken in the next one-year period.

                 (b)(i) The participant understands and acknowledges, that by virtue of his position with a DSC Company, he may have access to certain "proprietary information" (as defined below) of the DSC Companies, the disclosure of which may damage the DSC Companies.

                 (ii) "Proprietary information" shall mean trade secrets, confidential knowledge, data or any other proprietary information. By way of illustration but not limitation, proprietary information includes (A) trade secrets, inventions, mask works, ideas, processes, methods, formulas, source and object codes, discoveries, developments, designs, techniques, know-how and negative know-how (hereinafter collectively referred to as "inventions"); and (B)Einformation regarding plans for research, development, new products, marketing and selling business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (C)Einformation regarding the skills and compensation of other employees of the DSC Companies. The term "trade secret" shall mean any idea or knowledge that is sufficiently valuable to give one entity any advantage over its competitors. This includes but is not limited to knowledge of failed development efforts, knowledge of the effectiveness of development tools or processes or other information, including any formula, pattern, compilation, program, device, method, technique or process, that
                 (A)Ederives independent economical value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (B)Eis the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                 (iii) The participant agrees to not disclose, either directly or indirectly, any proprietary information of the DSC Companies to any person or entity not employed by the DSC Companies, except as may be specifically authorized in writing.

                 (iv) The participant agrees to not disclose, either directly or indirectly, any proprietary information of third parties, to which the participant may become privy during his employment at the DSC Companies, to any person or entity not employed by the DSC Companies, except as may be specifically authorized in writing.

                 (c) The participant agrees that all proprietary information made or conceived by the participant either in whole or in part, during his period of employment with the DSC Companies, and which are along the business, work or investigations of the DSC Companies, or which result from or are suggested by any work performed by the participant at the DSC Companies, constitute "proprietary rights" (as herein defined) of the DSC Companies. "Proprietary rights" means the ownership interest in proprietary information. The participant further agrees:

                 (i) to promptly and completely communicate to management of the DSC Companies all proprietary information made or conceived by the participant during employment at the DSC Companies.

                 (ii) to maintain current and appropriate notes, sketches and other records of proprietary information made or conceived by the participant during employment at the DSC Companies, which documents shall belong to the DSC Companies.

                 (iii) to assist the DSC Companies in every necessary way to obtain and enforce their proprietary rights. This particular covenant shall survive the participant's period of employment with the DSC Companies. The DSC Companies agree to reimburse the participant for reasonable compensation and expenses for such efforts expended following the participant's period of employment with the DSC Companies.

                 (iv) California Labor Code Section 2870 provides for certain rights that pertain to California employees. To the extent that section applies to the participant, the participant acknowledges that he has been advised to consult independent legal counsel prior to disclosing proprietary information to the DSC Companies.

                 (d) Notwithstanding any other provision of the plan, the participant acknowledges and agrees that he shall forfeit all right and entitlement to any benefit under the plan, and the employers shall not be obligated to make or continue to make any payment of any plan benefit to or on behalf of such participant, if the participant breaches the restrictive covenants contained in this section 8.2. The participant further acknowledges and agrees that (i)Ethe covenants of section 8.2 (a)Eare reasonable as to time, geographic scope and the scope of the activity to be restrained and do not impose a greater restraint than is necessary to protect the business interests of the DSC Companies, and (ii)Ethe restrictive covenants of this section 8.2 are enforceable.

                 8.3 Loan Offset. If at the time payments are to be made hereunder the participant is indebted to or obligated to any DSC Company, then the payments remaining to be made to or on behalf of the participant may, at the discretion of the plan administrator, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the plan administrator not to reduce any such payment shall not constitute a waiver of its claim or prohibit or otherwise impair the plan administrator's right to offset future payments for such indebtedness or obligation.


                                   ARTICLE 9

                                  Reemployment

                 9.1 Rehired Participant. If a former participant or a participant whose employment with all of the DSC Companies had terminated but who has not received all benefits due him under the plan, is reemployed by a DSC Company, the following provisions shall apply, notwithstanding any other provisions of the plan:

                 (a) He shall become an active participant on the date he again becomes an employee of an employer.

                 (b) If he is reemployed by an employer and becomes a participant, his prior benefit service shall be added to his benefit service earned after his reemployment, except if as a result of his prior termination of employment he has received his entire benefit due under the plan in the form of a lump sum payment, his prior benefit service shall not be reinstated and shall be disregarded for purposes of the plan.

                 9.2 Redetermination of Benefits. If a former participant who is reemployed by an employer again becomes a participant in accordance with subsection 9.1(a), no benefits shall be payable to him under the plan during the period of his reemployment if he was not receiving benefits at the time of his reemployment. If he was receiving benefits at the time of his reemployment, payment of his benefits shall be suspended for any calendar month within the period of his reemployment. Benefits payable to or with respect to a participant under the plan after his period of reemployment ends shall be redetermined in accordance with the provisions of the plan as then in effect. However, if the benefit service he was entitled to at the time of his initial termination of employment has been added to the benefit service earned after his reemployment pursuant to section 9.1, such benefits shall be reduced by the actuarial equivalent of the benefits, if any, previously paid to him under the plan.

                                   ARTICLE 10

                               General Provisions

                 10.1 Notices. Any notice or document relating to the plan required to be given to or filed with the plan administrator or any DSC Company shall be considered as given or filed if delivered or mailed by registered or certified mail, postage prepaid, to the plan administrator, in care of the company.

                 10.2 Nonalienation of Plan Benefits. The rights or interests of any participant or any participant's beneficiaries to any benefits or future payments under the plan shall not be subject to attachment or garnishment or other legal process by any creditor of any such participant or beneficiary nor shall any such participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which he may expect to receive (contingently or otherwise) under the plan, except as otherwise provided in Article 8 or as may be required by the tax withholding provisions of the Internal Revenue Code or a state's income tax act or pursuant to a qualified domestic relations order (as defined in Section 206(d)(3)(B)(i) of ERISA).

                 10.3 Payment with Respect to Incapacitated Persons. If any person entitled to benefits under the plan is under a legal disability or, in the plan administrator's opinion, is incapacitated in any way so as to be unable to manage his financial affairs, the plan administrator may direct the payment of such benefits to such person's legal representative or to a relative or friend of such person for such person's benefit, or the plan administrator may direct the application of such benefit for the benefit of such person in any manner which the plan administrator may select that is consistent with the plan. Any payments made in accordance with the foregoing provisions of this section shall be a full and complete discharge of any liability for such payments.

                 10.4 No Employment or Benefit Guaranty. None of the establishment of the plan, any modification thereof, the creation of any fund or account, or the payment of any benefits shall be construed as giving to any participant or other person any legal or equitable right against the employers or the plan administrator except as provided herein. Under no circumstances shall the maintenance of this plan constitute a contract of employment or shall the terms of employment of any participant be modified or in any way affected hereby. Accordingly, participation in the plan will not give any participant a right to be retained in the employ of any DSC Company.

                 10.5 Litigation. In any action or proceeding regarding any plan benefits or the administration of the plan, employees or former employees of the employers, their beneficiaries and any other persons claiming to have an interest in the plan shall not be necessary parties and shall not be entitled to any notice of process. Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and on all persons having or claiming to have any interest in the plan. Acceptance of participation in the plan shall constitute a release of the employers, the Nominating Committee, the plan administrator, and their agents from any and all liability and obligation not involving willful misconduct or gross neglect.

                 10.6 Actuarial Equivalent. A benefit shall be actuarially equivalent to any other benefit if the value of the same is equal to the value of such other benefit computed on the basis of the actuarial rates, tables and procedures adopted by the plan administrator for this purpose. The interest rate adopted by the plan administrator for the calculation of deferred vested benefits is set forth in section 6.1

                 10.7 Evidence. Evidence required of anyone under the plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.

                 10.8 Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.

                 10.9 Waiver of Notice. Any notice required under the plan may be waived by the person entitled to notice.

                 10.10 Applicable Law. The plan shall be construed in accordance with the laws of the State of Texas.

                 10.11 Severability. Whenever possible, each provision of the plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the company under the plan.

                 10.12 Withholding for Taxes. Notwithstanding any other provisions of the plan, any employer may withhold from any payment to be made under the plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Internal Revenue Code of 1986, as amended, any state or local income tax act or any applicable similar laws.

                 10.13 Successors. The plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the plan administrator and its successor and on the employers and their successors, whether by way of merger, consolidation, purchase or otherwise.

                 10.14 Effect on Other Employee Benefit Plans. Any benefit paid or payable under this plan shall not be included in a participant's or employee's compensation for purposes of computing benefits under any employee benefit plan maintained or contributed to by a DSC Company except as may otherwise be required under the terms of such employee benefit plan.

                 10.15 Gross-up Payments. Not later than fifteen days prior to the due date (including extensions) for the participant's filing of any tax return reflecting amounts subject to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the independent public accountants then regularly retained by the company in consultation with tax counsel acceptable to the participant shall determine if, in such accountants' reasonable opinion, any amount payable to the participant under the plan would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, or any similar or successor provisions of the Code (together with any interest or penalties related thereto, the "Excise Tax"). If such determination is so made, the company shall pay to the participant the amount (a "gross-up payment") of such Excise Tax and all Excise Tax, federal and state income tax, payroll (such as Social Security and Medicare) tax, or other taxes with respect to the gross-up payment. If, at a later date, the Internal Revenue Service assesses a deficiency against the participant on the basis that the Excise Tax with respect to any amount paid to the participant under the plan is greater than that which was determined at the time such amounts were paid, the company shall pay to the participant a gross-up payment with respect to such Excise Tax, plus any professional fees or expenses incurred by the participant as a result of such assessment. Upon notice by the participant of any audit or other proceeding that may result in a liability to the company hereunder, the participant shall promptly notify the company of such audit or other proceeding; and the company may, at its option, but solely with respect to the item or items that relate to such potential liability, choose to assume the defense of such audit or other proceeding at its own cost, provided that
(i)Ethe participant shall cooperate with the company in such defense and
(ii)Ethe company will not settle such audit or other proceeding without the consent of the participant (such consent not to be unreasonably withheld). The highest effective marginal tax rate (determined by taking into account any reduction in itemized deductions and/or exemptions attributable to the inclusion of the additional amounts payable under this Section 10.15 in the participant's adjusted gross or taxable income) applicable to individuals resident in Texas at the time of payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto.


                                   ARTICLE 11

                        Relating to Plan Administration

                 11.1     Plan Administrator's Duties.   The Executive Plan
Committee of the company is the plan administrator. Except as otherwise specifically provided and in addition to the powers, rights and duties specifically given to the plan administrator elsewhere in the plan, the plan administrator shall have the following discretionary powers, rights and duties:

                 (a) To construe and interpret the plan, to decide all questions of plan eligibility, to determine the amount, manner and time of payment of any benefits under the plan, and to remedy ambiguities, inconsistencies or omissions in its sole and complete discretion.

                 (b) To adopt such rules of procedure as may be necessary for the efficient administration of the plan and as are consistent with the plan, and to enforce the plan in accordance with its terms and such rules.

                 (c) To make determinations as to the right of any person to a benefit, to afford any person dissatisfied with such determination the right to a hearing thereon, and to direct payments or distributions in accordance with the provisions of the plan.

                 (d) To furnish the employers and participants with such information as may be required by them for tax or other purposes in connection with the plan.

                 (e) To enroll participants in the plan, distribute and receive plan administration forms and comply with all applicable governmental reporting and disclosure requirements.

                 (f) To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by a DSC Company), and to allocate or delegate to them such powers, rights and duties as the plan administrator considers necessary or advisable to properly carry out the administration of the plan (including but not limited to the preparation of recommendations of actuarial assumptions which shall be reviewed by the plan administrator), provided that any such allocation or delegation and the acceptance thereof must be in writing.

                 (g) To report at least annually to the Board of Directors of the company or to such person or persons as the Board of Directors of the company designates as to the administration of the plan, any significant problems which have developed in connection with the administration of the plan and any recommendations which the plan administrator may have as to the amendment of the plan or the modification of plan administration.

                 11.2 Action by Plan Administrator. During a period in which two or more plan administrative committee members are acting, any action by the plan administrator will be subject to the following provisions:

                 (a) The committee may act by meeting (including a meeting from different locations by telephone conference) or by document signed without meeting, and documents may be signed through the use of a single document or concurrent documents.

                 (b) A committee member by writing may delegate part or all of his rights, powers, duties and discretion to any other committee member, with such other committee member's consent.

                 (c) No member of the committee shall be liable or responsible for an act or omission of other committee members in which the former has not concurred.

                 11.3 Information Required for Plan Administration. The employers shall furnish the plan administrator with such data and information as the plan administrator considers necessary or desirable to perform its duties with respect to plan administration. The records of an employer as to an employee's or participant's period or periods of employment, termination of employment and the reason therefor, leaves of absence, reemployment and earnings will be conclusive on all persons unless determined to the plan administrator's satisfaction to be incorrect. Participants and other persons entitled to benefits under the plan also shall furnish the plan administrator with such evidence, data or information as the plan administrator considers necessary or desirable for the plan administrator to perform its duties with respect to plan administration.

                 11.4 Decision of Plan Administrator Final. Subject to applicable law and section 11.5, any interpretation of the provisions of the plan and any decision on any matter within the discretion of the plan administrator made by the plan administrator in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the plan administrator shall make such adjustment on account thereof as the plan administrator considers equitable and practicable.

                 11.5 Review of Benefit Determinations. If a claim for benefits made by a participant or his beneficiary is denied, the plan administrator shall within 90 days (or 180 days if special circumstances require an extension of time) after the claim is made furnish the person making the claim with a written notice specifying the reasons for the denial. Such notice shall also refer to the pertinent plan provisions on which the denial is based, describe any additional material or information necessary for properly completing the claim and explain why such material or information is necessary, and explain the plan's claim review procedures. If requested in writing within 60 days after receipt by the participant of the written notification of the denial of his claim, the plan administrator shall afford each claimant whose claim has been denied a full and fair review of the plan administrator's decision and, within 60 days (120 days if special circumstances require additional time) of the request for reconsideration of the denied claim, the plan administrator shall notify the claimant in writing of the plan administrator's final decision.

                 11.6 Interested Plan Administrator. If a member of the plan committee is also a participant in the plan, he may not decide or determine any matter or question concerning his benefits unless such decision or determination could be made by him under the plan if he were not a committee member.

                 11.7 Indemnification. No person (including any present or former plan administrative committee member or Nominating Committee member, and any present or former director, officer or employee of any employer) shall be personally liable for any act done or omitted to be done in good faith in the administration of the plan. Each present or former director, officer or employee of any employer to whom the plan administrator or an employer has delegated any portion of its responsibilities under the plan, each present or former plan administrative committee member, and each present or former Nominating Committee member shall be indemnified and saved harmless by the employers (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the plan) from and against any and all claims of liability to which they are subjected by reason of any act done or omitted to be done in good faith in connection with the administration of the plan, including all expenses reasonably incurred in their defense if the employers fail to provide such defense.


                                   ARTICLE 12

                          No Funding of Plan Benefits

                 Nothing herein shall require the employers to segregate or set aside any funds or other property for the purpose of paying any benefits under the plan. Nothing contained in this plan, and no action taken pursuant to its provisions by the employers or the plan administrator shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the employer and the participant, his designated beneficiary, or any other person. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the employers. The obligation of the employers hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the participant or his designated beneficiary acquires a right to receive payments from the employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the employer; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the employer. The preceding provisions of this Article 12 shall not, however, prevent the employer or the plan administrator from purchasing an annuity contract or insurance contract to provide any benefits hereunder and from expressly transferring in writing such annuity contract or insurance contract to the participant or his designated beneficiary, with his or his designated beneficiary's consent, whichever is applicable, in exchange for such person's rights under this plan and in full satisfaction thereof. It is intended that the plan be unfunded for tax purposes and for purposes of Title I of ERISA.


                                   ARTICLE 13

                           Relating to the Employers

                 13.1 Action by Employers. Any action required or permitted of an employer under the plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

                 13.2 Additional Employers. Any DSC Company that is not an employer may adopt the plan and become an employer hereunder by filing with the plan administrator a certified copy of a resolution of the Board of Directors of the DSC Company providing for its adoption of the plan and a certified copy of a resolution of the Board of Directors of the company consenting to such adoption.

                                   ARTICLE 14

                           Amendment and Termination

                 14.1 Amendment. While the employers expect and intend to continue the plan, the company must necessarily reserve and hereby does reserve the right to amend the plan from time to time. Any amendment of the plan will be by resolution of the Board of Directors of the company or any committee of the Board of Directors to whom such authority has been delegated. Notwithstanding the preceding sentence, the plan administrator may amend the plan in the following respects without the approval of the Board of Directors of the company: (i) amendments required by law; (ii) amendments that relate to the administration of the plan and that do not materially change the cost of the plan; and (iii) amendments that are designed to resolve possible ambiguities, inconsistencies, or omissions in the plan and that do not materially increase the cost of the plan. No amendment shall reduce the value of a participant's benefits to less than the amount he would be entitled to receive if he had resigned from the employ of all of the DSC Companies on the day of the amendment. If the plan is proposed to be amended within twenty-four months after a change of control (as defined in section 6.1 above) of the company occurs, then for purposes of determining whether such proposed amendment satisfies the preceding sentence, the value of a participant's deferred vested benefit under section 6.1 shall be computed using the actuarial assumptions adopted by the plan administrator for the purpose of calculating deferred vested benefits and in effect immediately before such change of control of the company occurred.

                 14.2 Termination. The plan will terminate as to all employers on any date specified by the company if advance written notice of the termination is given to the plan administrator and any other employers. The plan will terminate as to an individual employer on the first to occur of the following:

                 (a) The date it is terminated by that employer if advance written notice of the termination is given to the company, the plan administrator and the other employers.

                 (b) The date that employer is judicially declared bankrupt or insolvent.

                 (c) The dissolution, merger, consolidation or reorganization of that employer, or the sale by that employer of all or substantially all of its assets, except that:

                          (i) in any such event arrangements may be made with the consent of the company whereby the plan will be continued by any successor to that employer or any purchaser of all or substantially all of its assets without a termination thereof, in which case the successor or purchaser will be substituted for that employer under the plan; and

                          (ii) if any employer is merged, dissolved or in any way reorganized into, or consolidated with, any other employer, the plan as applied to the former employer will automatically continue in effect without a termination thereof.

Notwithstanding the foregoing, if any of the events described above should occur but some or all of the participants employed by an employer are transferred to employment with one or more of the other employers coincident with or immediately after the occurrence of such event, the plan as applied to those participants will automatically continue in effect without a termination thereof.

                 14.3 Vesting on Termination. On termination of the plan as respects all employers (and, at the discretion of the company, on a termination of the plan as respects any employer that does not result in the termination of the plan as respects all employers), the rights of all affected participants to benefits accrued to the date of such termination shall be fully vested and shall be subject to forfeiture only as provided in Article 8 and shall be payable as provided in Article 7 as if each such affected participant had retired on his normal retirement date immediately before such termination of the plan. Notwithstanding the foregoing, the benefit payable to each affected participant shall be computed on an actuarially equivalent basis using the then current age of such participant as determined on the date of plan termination.

                 IN WITNESS WHEREOF, the company has executed this plan on the 27th day of October, 1997.




                                               James L. Donald
                                               Chief Executive Officer
                                               DSC Communications Corporation

ATTEST:

By:


Its:



                 (SEAL)





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